Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3, pertaining to a shelf registration by Brazil Potash Corp., of our auditor’s report dated March 23, 2026 with respect to the consolidated financial statements of Brazil Potash Corp. and its subsidiary (the “Company”) as of December 31, 2025 and 2024 and for each of the years in the three-year period ended December 31, 2025, which appears in Brazil Potash Corp.’s Annual Report on Form 20-F for the fiscal year ended December 31, 2025, as filed with the U.S. Securities and Exchange Commission (SEC) on March 23, 2026.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus included as part of this Registration Statement on Form F-3.

/s/ MNP LLP
MNP LLP

Chartered Professional Accountants

Licensed Public Accountants

Mississauga, Canada

April 9, 2026